Exhibit 99.1

Mercantile Bank Corporation Announces Promotions

Chairman Thomas Sullivan retiring, Board approves promotions of several key officers

GRAND RAPIDS, Mich., May 28, 2015 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile"), and its subsidiary bank Mercantile Bank of Michigan (“Mercantile Bank”), announced today the retirement of its Chairman and the promotion of several key officers.

Thomas R. Sullivan is retiring from his role as Chairman of the Board of Directors of Mercantile effective May 28, 2015. He will remain as a board member of Mercantile and Mercantile Bank. Mr. Sullivan had previously been President and Chief Executive Officer of Firstbank Corporation (“Firstbank”) and took on the role of Chairman of Mercantile as part of the June 2014 merger of the two companies.

“On behalf of the Board and all Mercantile employees, we want to thank Tom for his contributions to Mercantile and Firstbank,” said Michael H. Price, President and Chief Executive Officer of Mercantile. “His leadership and vision provided the framework for stability and growth at Firstbank and were instrumental in the integration of our two organizations. We are fortunate to have Tom remain on the Mercantile Board of Directors, and we will continue to benefit from his expertise.”

Mr. Price will reacquire the title of Chairman of the Board of Directors of Mercantile effective May 28, 2015. Prior to the merger with Firstbank, Mr. Price had been Chairman of Mercantile for seven years.

Robert B. Kaminski Jr., President of Mercantile Bank, has been named Chief Executive Officer of Mercantile Bank. Mr. Kaminski helped to organize Mercantile Bank in 1997 and has over 30 years of commercial banking experience. In connection with Mr. Kaminski’s appointment, Mr. Price will step down as Chief Executive Officer of Mercantile Bank, but will remain Chairman of Mercantile Bank and President and Chief Executive Officer of Mercantile.

“Bob has been an invaluable member of our team and has been instrumental with the integration of Firstbank and Mercantile,” continued Mr. Price. “His experience in all aspects of our operations and his guidance in developing and implementing business strategies are great assets to Mercantile. We are excited for Bob to increase his leadership role as CEO of Mercantile Bank.”

Mercantile Bank also announced the promotions of certain other senior officers, which become effective June 1, 2015:

●	Raymond E. Reitsma has been promoted to West Region President.
●	Mark A. Augustyn has been promoted to Regional Commercial Loan Manager.
●	Douglas J. Holtrop has been promoted to Assistant Commercial Loan Manager.
●	Justin M. Karl has been promoted to Assistant Commercial Loan Manager.
●	Scott P. Setlock has been promoted to Mortgage Market Leader.

Mr. Price continued: “We are pleased to continue our pledge of being Michigan’s Community Bank®. Our staff is at the heart of Mercantile Bank, and we look to these individuals to help lead its commitment to meet the needs and expectations of our customers, communities and shareholders.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; our ability to realize the anticipated benefits of our merger with Firstbank Corporation; the ability of the combined company to compete in the highly competitive banking and financial services industry; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
President & Chief Executive Officer	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com